Exhibit 10.2

LAS VEGAS SANDS CORP.

LAS VEGAS SANDS, LLC

3355 Las Vegas Boulevard South

Las Vegas, Nevada 89109

April 24, 2013

Michael A. Leven

Re: Amended Terms of Continued Employment

Dear Mike:

This letter agreement (“Agreement”) sets forth the terms and conditions of your continued employment with Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”), as mutually agreed upon by you and the Company. For valuable consideration and intending to be legally bound, the parties agree that the employment agreement between you and the Company, dated November 13, 2010 and effective as of January 1, 2011, as amended by the Terms of Continued Employment, dated June 7, 2012 (the “Amended Employment Agreement”), will remain in full force and effect subject to the following modifications:

1.	Termination of Employment.

(a) Section 6(b) of the Amended Employment Agreement is hereby amended by replacing it in its entirety with the following:

“(b) In addition to the payments provided for in Section 6(a), if (A) your employment terminates prior to expiration of the Term because the Company terminates your employment for reasons other than Cause or you terminate your employment for Good Reason, (B) your employment terminates prior to the expiration of the Term due to your death or Disability or (C) your employment terminates by reason of expiration of the Term, then the 2012 Agreement Equity Awards shall remain outstanding and be eligible to be earned and vest if the appropriate performance targets are satisfied without regard to your continued employment by the Company.”

(b) Section 6(c) of the Amended Employment Agreement is hereby amended deleting the parenthetical phrase “(other than Section 6(b)(D))” therein.

2.	Excise Tax Gross-Up.

(a)	Section 8 of the Amended Employment Agreement is hereby deleted in its entirety.

(b)	Section 10(d) of the Amended Employment Agreement is hereby deleted in its entirety.

3. Definition of Good Reason. The definition of “Good Reason” in Annex A of the Amended Employment Agreement is hereby amended by deleting the phrase “(v) a Change in Control;” and changing the reference to clause (vi) therein to clause (v).

4. Other Provisions Unchanged. Except as specifically provide in this Agreement, the provisions of the Amended Employment Agreement are unchanged. Capitalized terms used in this Agreement and not defined are used as defined in the Amended Employment Agreement.

You and the Company further agree that the Restricted Stock Units Award Agreement between you and LVSC, dated as of June 11, 2012 (the “2012 RSU Award Agreement”), is hereby amended to provide that references therein to the Letter Agreement and the Employment Agreement (each as defined in the 2012 RSU Award Agreement) are deemed to be references to the Letter Agreement and Employment Agreement as each may be amended from time to time, in order to give effect under the 2012 RSU Award Agreement to the amendments set forth in this Agreement.

This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

Enclosed are two copies of this Agreement. Please acknowledge your agreement with the foregoing by signing both copies of this Agreement. Please return one signed and acknowledged copy of this Agreement and retain the second copy for your records.

Sincerely,

/s/ Sheldon G. Adelson

Sheldon G. Adelson

Chairman and Chief Executive Officer,

Las Vegas Sands Corp.

Chairman and Treasurer, Las Vegas Sands, LLC

Acknowledged and agreed,

This 24 day of April, 2013

By:	/s/ Michael A. Leven
Michael A. Leven

Signature Page to Leven 2013 Amended Terms of Continued Employment

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